UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2026

SYNOPSYS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-19807	56-1546236
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

675 Almanor Ave

Sunnyvale, California 94085

(Address of Principal Executive Offices) (Zip Code)

(650) 584-5000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (par value of $0.01 per share)	SNPS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2026, in accordance with the applicable provisions of the amended and restated bylaws of Synopsys, Inc., a Delaware corporation (“Synopsys”), the Board of Directors (the “Board”) of Synopsys increased the size of the Board from eleven to twelve directors and appointed Peter A. Shimer to serve as a director and as a member of the Audit Committee, effective immediately. The Board has determined that Mr. Shimer qualifies as an independent director in accordance with the Nasdaq Stock Market’s (“Nasdaq”) Listing Rules, satisfies the criteria set forth in Nasdaq Listing Rule 5605(c)(2)(A) for membership on an audit committee, including the additional criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is an “audit committee financial expert” as such term is defined in Item 407 of Regulation S-K.

Mr. Shimer served in a variety of senior executive roles at Deloitte LLP (“Deloitte”) from 2007 until 2025, including Senior Advisor to the Chief Executive Officer from 2024 until 2025, Chief Operating Officer from 2023 until 2024 and from 2019 until 2022, Interim Chief Executive Officer from 2022 until 2023 and Chief Financial Officer from 2016 until 2019. Mr. Shimer has served on the board of directors of Alaska Air Group, Inc. since 2025, the board of directors of Cancer Artificial Intelligence Alliance since 2025 and the board of directors of Fred Hutchinson Cancer Center since 2020. Mr. Shimer started his career with Deloitte in 1984 and has advised boards and executive teams on complex business matters, including strategy development, mergers and acquisitions, financial accounting and reporting, corporate governance and risk management.

Mr. Shimer will participate in Synopsys’ non-employee director program. Pursuant to such program, Mr. Shimer will receive an annual cash retainer of $140,000, which is payable in advance in four equal payments prior to Synopsys’ regularly scheduled quarterly Board meetings and will be prorated in his first year of service. Further, Mr. Shimer will receive (i) an initial restricted stock award for shares of Synopsys common stock with a grant date fair market value of $350,000, which will vest in equal installments on the date immediately preceding each of the first three annual meetings following the date of grant, subject to continued Board service through each vesting date; and (ii) an interim restricted stock award for shares of Synopsys common stock with a grant date fair market value equal to a prorated portion of the annual award of $200,000, which will vest on the date immediately preceding the first annual meeting following the date of grant.

There is no arrangement or understanding between Mr. Shimer and Synopsys pursuant to which he was selected as a director. Mr. Shimer does not have any family relationships with any of Synopsys’ directors or executive officers, or any direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K.

In accordance with Synopsys’ customary practice, Synopsys is entering into its standard form of indemnification agreement with Mr. Shimer, which requires Synopsys to indemnify Mr. Shimer against certain liabilities that may arise as result of his status or service as a director. The description of Mr. Shimer’s indemnification agreement is qualified in its entirety by the full text of the form of indemnification agreement, which is attached to Synopsys’ Form 8-K filed on July 14, 2011, as Exhibit 99.2.

Synopsys also announced the Board’s decision not to renominate Luis Borgen and Dr. Ajei Gopal for re-election to the Board. Mr. Borgen and Dr. Gopal will continue to serve on the Board through Synopsys’ 2026 Annual Meeting of Stockholders.

Item 7.01	Regulation FD Disclosure.

A copy of the press release announcing the appointment of Peter A. Shimer to Synopsys’ Board of Directors and director transitions is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K. The information included in this Current Report on Form 8-K (including Exhibit 99.1) is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by Synopsys under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Exhibit Number	Description

99.1	Press Release dated February 19, 2026 announcing the appointment of Peter A. Shimer to the Board of Directors of Synopsys, Inc. and director transitions.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SYNOPSYS, INC.

Dated: February 19, 2026	By:	/S/ JANET LEE
Janet Lee
General Counsel and Corporate Secretary